Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Dynavax Technologies Corporation for the registration of up to $75,000,000 in shares of its common stock, and to the incorporation by reference therein of our report dated February 4, 2005 except for the second paragraph of Note 7 as to which the date is March 18, 2005, with respect to the consolidated financial statements of Dynavax Technologies Corporation included in its Annual Report (Form 10-K), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Palo Alto, California
August 26, 2005